[SILVER, FREEDMAN & TAFF LETTERHEAD]


                                January 24, 2000


The Board of Directors
Pacel Corp.
8870 Rixlew Lane, Suite 201
Manassas, VA 20109-3795

         Re:      Registration Statement
                  UNDER THE SECURITIES ACT OF 1933

Gentlemen:

         This opinion is rendered in connection with the Registration Statement to be filed on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933 relating to the 20,000,000 shares of Common Stock of Pacel Corp. (the "Company"), par value $.01 per share, to be issued. As counsel, we have reviewed the Certificate of Incorporation of the Company and such other documents as we have deemed appropriate for the purpose of this opinion. We are rendering this opinion as of the time the Registration Statement referred to above becomes effective.

         Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the aforesaid Registration Statement will, when sold, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Silver, Freedman & Taff, L.L.P. under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,

                                        /s/ Silver, Freedman & Taff, L.L.P.
                                        -----------------------------------
                                        SILVER, FREEDMAN & TAFF, L.L.P.